Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Palomar Medical Technologies, Inc. 2007 Stock Incentive Plan of our reports dated March 5, 2007, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc., Palomar Medical Technologies, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Palomar Medical Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

   /s/ Ernst & Young LLP

July 19, 2007
Boston, Massachusetts